Exhibit 7

OFFICE OF BANKS AND REAL ESTATE

Bureau of Banks and Trust Companies

CONSOLIDATED REPORT OF CONDITION

OF

BNY Midwest Trust Company

2 North LaSalle Street

Suite 1020

Chicago, Illinois 60602

Including the institution’s domestic and foreign subsidiaries completed as of the close of business on June 30, 2003, submitted in response to the call of the Office of Banks and Real Estate of the State of Illinois.

ASSETS		Thousands of Dollars

1.	Cash and Due from Depository Institutions	28,746

2.	U.S. Treasury Securities	-0-

3.	Obligations of States and Political Subdivisions	-0-

4.	Other Bonds, Notes and Debentures	-0-

5.	Corporate Stock	-0-

6.	Trust Company Premises, Furniture, Fixtures and Other Assets Representing Trust Company Premises	831

7.	Leases and Lease Financing Receivables	-0-

8.	Accounts Receivable	4,538

9.	Other Assets

	(Itemize amounts greater than 15% of Line 9) GOODWILL 86,813	86,881

10.	TOTAL ASSETS	120,996

OFFICE OF BANKS AND REAL ESTATE

Bureau of Banks and Trust Companies

CONSOLIDATED REPORT OF CONDITION

OF

BNY Midwest Trust Company

2 North LaSalle Street

Suite 1020

Chicago, Illinois 60602

	LIABILITIES	Thousands of Dollars

11.	Accounts Payable	14

12.	Taxes Payable	-0-

13.	Other Liabilities for Borrowed Money	25,425

14.	Other Liabilities

	(Itemize amounts greater than 15% of Line 14) Taxes Payable to Parent Company 5,181 Reserve for Taxes 3,991	9,480

15.	TOTAL LIABILITIES	34,919

	EQUITY CAPITAL

16.	Preferred Stock	-0-

17.	Common Stock	2,000

18.	Surplus	62,130

19.	Reserve for Operating Expenses	-0-

20.	Retained Earnings (Loss)	21,947

21.	TOTAL EQUITY CAPITAL	86,077

22.	TOTAL LIABILITIES AND EQUITY CAPITAL	120,996

I,     Keith A. Mica, Vice President

(Name and Title of Officer Authorized to Sign Report)

of BNY Midwest Trust Company certify that the information contained in this statement is accurate to the best of my knowledge and belief. I understand that submission of false information with the intention to deceive the Commissioner or his Administrative officers is a felony.

/s/ Keith A. Mica (Signature of Officer Authorized to Sign Report)

Sworn to and subscribed before me this 29th day of     July                         , 2003.

My Commission expires May 15, 2007.

/s/ Joseph A. Giacobino, Notary Public

(Notary Seal)

Person to whom Supervisory Staff should direct questions concerning this report.

Christine Anderson	(212) 437-5984
Name	Telephone Number (Extension)